Exhibit 99.1

Contact:	Carl C. Gregory, III
President and CEO
Phone: 858-309-6961
Email: carl.gregory@mcmcg.com

*Encore Capital Group Announces The Filing Of A Registration Statement
For The Sale Of Common Stock*

SAN DIEGO, CA – September 2, 2003 — Encore Capital Group, Inc, (Nasdaq: ECPG), today announced the filing of a Registration Statement on Form S-1 with the Securities and Exchange Commission relating to a proposed underwritten public offering of 5,000,000 shares of common stock, consisting of 3,000,000 shares of common stock being offered by the Company and 2,000,000 shares of common stock being offered by selling stockholders.

Jefferies & Company, Inc. is the lead underwriter for the offering. Brean Murray & Co., Inc. and Roth Capital Partners, LLC are the co-managing underwriters. In connection with the offering, the selling stockholders have granted the underwriters an option to purchase up to 750,000 additional shares to cover over-allotments, if any.

This offering of common stock will be made only by means of a prospectus. When available, a copy of the preliminary prospectus relating to the offering may be obtained from Jefferies and Company, Inc., 520 Madison Avenue,12th Floor, New York, NY 10022, Brean Murray & Co., Inc., 570 Lexington Avenue, New York, NY 10022-6822, or Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660 .

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Encore is an accounts receivable management firm that specializes in purchasing charged-off and defaulted consumer debt. Among Encore’s significant stockholders are Triarc Companies, Inc., Consolidated Press International Holdings Limited, and their respective affiliates.